Exhibit T3D3

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 15
LDK SOLAR CO. LTD. (IN PROVISIONAL LIQUIDATION),[1]	Case No. 14-12387 (PJW)
Debtor in a Foreign Proceeding.	Re. Docket Nos. 34, 35, 36 & 38

ORDER RECOGNIZING AND ENFORCING THE SCHEME OF ARRANGEMENT

AND THE ORDER OF THE CAYMAN COURT SANCTIONING THE

SCHEME OF ARRANGEMENT UPON RECOGNITION OF

THE CAYMAN PROCEEDING

Upon the Motion2 of Eleanor Fisher and Tammy Fu of Zolfo Cooper (Cayman) Limited, in their capacity as foreign representatives (in such capacity, the “Foreign Representatives”) of LDK Solar CO., Ltd. (in provisional liquidation) (“LDK Parent”) pursuant to sections 105(a), 1507, and 1521 of title 11 of the United States Code (the “Bankruptcy Code”), for entry of an order, granting, upon recognition of the Cayman Scheme as a foreign main proceeding, recognition and enforcement of the Cayman Scheme and recognizing and giving effect to the Sanction Order; and upon entry of the Sanction Order by the Cayman Court on November 7, 2014; and upon consideration of the Motion and all pleadings related thereto, including (i) the Declaration of Tammy Fu in Support of (I) Chapter 15 Petition of LDK Solar CO., Ltd. (in Provisional Liquidation) and (II) Motion for (A) Provisional Relief, (B) Recognition of the Cayman Proceeding as a Foreign Main Proceeding, or In the Alternative, as a Foreign Nonmain Proceeding, and (C) Certain Related Relief (the “First JPL Declaration”), (ii) the

[1]	The last four digits of the Cayman Islands registration number of LDK Solar CO., Ltd (in provisional liquidation) are 6736. The mailing address for LDK Solar CO., Ltd. (in provisional liquidation) is: Zolfo Cooper (Cayman) Limited, Attn: Eleanor Fisher & Tammy Fu, as Joint Provisional Liquidators, P.O. Box 77GT, 38 Market Street, Camana Bay, Grand Cayman KY1-9006.
[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.

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Declaration of Jonathan Guy Manning in Support of (A) Chapter 15 Petition of LDK Solar CO., Ltd. (In Provisional Liquidation) For Recognition of Foreign Main Proceeding, and (B) Motion For (I) Provisional Relief, (II) Recognition of the Cayman Proceeding as a Foreign Main Proceeding and (III) Certain Related Relief (the “First Manning Declaration”) (iii) the Declaration of Jonathan Guy Manning in Support of Motion of Foreign Representatives for an Order Recognizing and Enforcing the Scheme of Arrangement and the Order of the Cayman Court Sanctioning the Scheme of Arrangement Upon Recognition of the Cayman Proceeding (the “Second Manning Declaration” and, together with the First Manning Declaration, the “Manning Declarations”), and (iv) The Declaration of Tammy Fu in Support of Motion of Foreign Representatives For an Order Recognizing and Enforcing the Order of the Cayman Court Sanctioning the Scheme of Arrangement Upon Recognition of the Cayman Proceeding (the “Second JPL Declaration” and, together with the First JPL Declaration, the “JPL Declarations”): and the Court finding that: (a) the Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, (b) venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409, (c) this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and (d) notice of the Motion was due and proper under the circumstances and no further or other notice need be given; and a hearing having been held to consider the relief requested in the Motion and upon the record of the hearing and all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor;

THIS COURT HEREBY FINDS AND DETERMINES THAT:

A. The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedures (the “Bankruptcy Rules”), made applicable to this proceeding pursuant to Bankruptcy

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Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. The legal and factual bases set forth in the Motion, the Manning Declarations, and the JPL Declarations establish just cause for the relief granted herein, and the relief requested in the Motion is in the best interest of LDK Parent, its estate, its creditors and other parties in interest.

C. The relief sought in the Motion is consistent with the purpose of chapter 15 of the Bankruptcy Code, in the interests of the public and international comity, consistent with the public policy of the United States, warranted pursuant to section 1521 of the Bankruptcy Code, and will not cause hardship to any party in interest that is not outweighed by the benefits of the relief granted herein.

D. The relief granted hereby is necessary to effectuate the purposes and objectives of chapter 15 and to protect the Debtor and interests of its creditors and other parties in interest.

E. Absent the relief granted hereby, LDK Parent, the Senior Note Guarantors and the Preferred Obligors may be subject to the prosecution of judicial, quasi-judicial, arbitration, administrative or regulatory actions or proceedings in connection with claims under the Cayman Scheme against the LDK Parent, the Senior Note Guarantors and the Preferred Obligors or their property, thereby interfering with and causing harm to LDK Parent, its creditors, and other parties in interest in the Cayman Proceeding and, as a result, LDK Parent, its creditors and such other parties in interest would suffer irreparable injury for which there is no adequate remedy at law.

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F. Absent the requested relief, the efforts of the Debtor, the Cayman Court and the Foreign Representatives in conducting the Cayman Proceeding and effectuating the terms of the Cayman Scheme may be thwarted by the actions of certain creditors, a result inimical to the purposes of chapter 15 as reflected in section 1501(a) of the Bankruptcy Code.

G. Each of the injunctions contained in this Order (i) is within the Court’s jurisdiction, (ii) is essential to the success of the Cayman Scheme, (iii) is an integral element of the Cayman Scheme and/or to its effectuation, (iv) confers material benefits on, and is in the best interests of, LDK Parent and its creditors, including without limitation the Scheme Creditors (as such term is defined in the Cayman Scheme), and (v) is important to the overall objectives of LDK Parent’s restructuring.

H. The relief granted herein will, in accordance with section 1507(b) of the Bankruptcy Code, reasonably assure, (i) just treatment of all holders of claims against or interests in LDK Parent’s property; (ii) protection of claim holders in the United States against prejudice and inconvenience in the process of claims in the Cayman Proceeding; (iii) prevention of preferential or fraudulent dispositions of LDK Parent’s property; and (iv) distribution of proceeds in LDK Parent’s property substantially in accordance with the order prescribed in the Bankruptcy Code.

I. The public interest will be served by the relief granted herein.

NOW, THEREFORE, IT IS HEREBY:

ORDERED, that the Motion is GRANTED as set forth herein; and it is further

ORDERED that any objections to the Motion that have not been withdrawn or resolved are overruled; and it is further

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ORDERED, that the Sanction Order, attached hereto as Exhibit 1, and the Cayman Scheme, a copy of which is attached to the Sanction Order, and all other agreements related thereto, are hereby recognized, granted comity and given full force and effect in the United States and are binding and enforceable on all entities (as that term is defined in section 101(15) of the Bankruptcy Code) in accordance with their terms, and such terms shall be binding and fully enforceable on the Scheme Creditors, as well as their respective heirs, successors, assigns, trustees, subsidiaries, affiliates, officers, directors, agents, employees, representatives, attorneys, beneficiaries, guardians and similar officers, or any persons claiming through or in the right of any such persons or entities (collectively, the “Related Parties”) whether or not they actually agreed to be bound by the Cayman Scheme or participated in the Cayman Proceeding; and it is further

ORDERED, that as of the Scheme Effective Date, any judgment, wherever and whenever obtained, to the extent such judgment is a determination of the personal liability of any entity released pursuant to the Deeds of Release (as defined in the Explanatory Statement) with respect to any debt cancelled, discharged or restructured under the Cayman Scheme and/or as a result of Cayman law relating to the Cayman Scheme, is unenforceable in the United States, provided, however, that if such debt is restructured under the Cayman Scheme or such law, the enforceability of such judgment is impaired by this Order only to the extent it is inconsistent with the Cayman Scheme and such law; and it is further

ORDERED, that as of the Scheme Effective Date, all Scheme Creditors (as such term is defined in the Cayman Scheme) and Related Parties are permanently enjoined from commencing or continuing in any manner, directly or indirectly, including by way of counterclaim, any action, suit or other proceeding (including, without limitation, arbitration,

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mediation or any judicial, quasi-judicial or administrative action, proceeding or process whatever in any judicial, arbitral, administrative or other forum), employing any process, or performing any act to collect, recover or offset (except as expressly provided in the Cayman Scheme) any debt cancelled, discharged or restructured under the Cayman Scheme and/or as a result of Cayman law relating to the Cayman Scheme, or seeking discovery related thereto, provided, however, that if such debt is restructured under the Cayman Scheme and/or such law, such injunction applies only to the extent that commencing or continuing such action, employing such process or performing such act is inconsistent with the Cayman Scheme and/or such law; and it is further

ORDERED, that as of the Scheme Effective Date, all Scheme Creditors (as such term is defined in the Cayman Scheme) and Related Parties are permanently enjoined from commencing or continuing any action (including, without limitation, arbitration, mediation or any judicial, quasi-judicial, or administrative action or proceeding or process whatever in any judicial, arbitral, administrative or other forum), including by way of counterclaim, employing any process, or performing any act, to collect, recover or offset (except as expressly provided in the Cayman Scheme) any debt cancelled, discharged or restructured under the Cayman Scheme, and/or as a result of Cayman law relating to the Cayman Scheme, against property of any entity released pursuant to the Deeds of Release within the territorial jurisdiction of the United States, including (i) enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judicial, quasi-judicial or administrative judgment, award, determination, decree, assessment, garnishment, order or arbitration award against any entity released pursuant to the Deeds of Release or their respective property, or any direct or indirect transferee of or successor to any property of any

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entity released pursuant to the Deeds of Release, or any property of such transferee or successor, or (ii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against such property, provided, however, that if such debt is restructured under the Cayman Scheme and/or such law, such injunction applies only to the extent that commencing or continuing such action, employing such process or performing such act is inconsistent with the Cayman Scheme and/or such law; and it is further;

ORDERED, that as of the Scheme Effective Date, Scheme Creditors (as such term is defined in the Cayman Scheme) and Related Parties are permanently enjoined from (i) transferring, relinquishing or disposing of any property of any entity released pursuant to the Deeds of Release located within the territorial jurisdiction of the United States, or (ii) taking or continuing any act to obtain possession of, comingle, or exercise control over such property, to the extent any such act under (i) or (ii) is inconsistent with the Cayman Scheme or Cayman Law relating to the Cayman Scheme or LDK Parent’s restructuring; and it is further

ORDERED, that as of the Scheme Effective Date, all entities (as that term is defined in section 101(15) of the Bankruptcy Code) subject to the United States Bankruptcy Court’s jurisdiction are permanently enjoined from taking any action inconsistent with the Cayman Scheme, including, without limitation, against any entity released pursuant to the Deeds of Release or against any property of any entity released pursuant to the Deeds of Release within the territorial jurisdiction of the United States; and it is further

ORDERED, that as of the Scheme Effective Date, all entities (as that term is defined in section 101(15) of the Bankruptcy Code) are permanently enjoined from commencing any suit, action or proceeding in the territorial jurisdiction of the United States to settle any dispute which arises out of any provision of the Cayman Scheme or Cayman law relating to the Cayman Scheme; and it is further

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ORDERED, that as of the Scheme Effective Date, Scheme Creditors (as such term is defined in the Cayman Scheme) and Related Parties are permanently enjoined from commencing or continuing in any manner, directly or indirectly, including by way of counterclaim, any action, suit or other proceeding in the territorial jurisdiction of the United States (including, without limitation, arbitration, mediation, or any judicial, quasi-judicial, or administrative action, proceeding or process whatever in any judicial, arbitral, administrative or other forum), or employing any process in the territorial jurisdiction of the United States against the Foreign Representatives (personally or in such capacity), or any entity released pursuant to the Deeds of Release, or any of their respective successors, assigns, agents, representatives, advisors or attorneys (collectively, the “LDK Parties”) or any of them in respect of any claim or cause of action, in law or in equity, arising out of or relating to any action taken or omitted to be taken by any of the LDK Parties as of the Scheme Effective Date in connection with this Chapter 15 Case or in preparing, disseminating, applying for or implementing the Cayman Scheme or the Sanction Order, provided, however, that the relief granted herein shall be no broader than, and shall be consistent with, the relief provided to the LDK Parties in the Cayman Scheme including, but not limited to, the relief set forth in Clause 41 of the Cayman Scheme; and it is further

ORDERED, that no action taken by the Foreign Representatives in preparing, disseminating, applying for, implementing or otherwise acting in furtherance of the Cayman Scheme, this Order, the Chapter 15 Case, any further order for additional relief in this Chapter 15 Case, or any adversary proceedings or contested matters in connection therewith, will be deemed to constitute a waiver of any immunity afforded the JPLs as Foreign Representatives, including without limitation pursuant to section 1510 of the Bankruptcy Code;

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ORDERED, that notwithstanding any provisions in the Federal Rules of Bankruptcy Procedure to the contrary; (a) this Order shall be effective immediately and enforceable upon its entry; (b) the Foreign Representatives are not subject to any stay in the implementation, enforcement or realization of the relief granted in this Order; (c) the Foreign Representatives are authorized and empowered, and may in its discretion and without further delay, take any action and perform any act necessary to implement and effectuate the terms of this order; and it is further

ORDERED, that this Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:  November 21, 2014

             Wilmington, Delaware

PETER J. WALSH
UNITED STATES BANKRUPTCY JUDGE

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